Exhibit 99.3

December 14, 2005 Compensation Committee Actions

	2006 Base Salary	2005 Special Acquisition Incentive Award (cash)	2005 Special Acquisition Performance Unit Awards				2005 Equity Incentive Plan Restricted Stock Grants	2005 Equity Incentive Plan Performance Units
			(cash)		(# shares)			(maximum # shares)*
			2006	2007	2006	2007	(# shares)	CII-IMCO Synergies	ROCE Measure
Steven J. Demetriou	$850,000	$297,000	$148,500	$153,000	5,304	5,464	25,000	25,000	25,000
Michael D. Friday	$395,000	$92,813	$46,406	$47,813	1,657	1708	5,000	5,000	5,000
John J. Wasz	$385,000	$89,100	$44,550	$45,900	1,591	1,639	5,000	5,000	5,000
Christopher R. Clegg	$290,000	$55,688	$27,844	$28,688	994	1,025	3,500	3,500	3,500
Sean M. Stack	$250,000	$55,688	$27,844	$28,688	994	1,025	3,500	1,750	1,750
Robert R. Holian	$218,000	$25,988	$12,994	$13,388	4642	478	1,250	1,250	1,250

*	actual number of shares of Common Stock vested will depend on the extent of the attainment of the respective targets